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               AMENDING AGREEMENT TO SENIOR SUBORDINATED UNSECURED
              CONVERTIBLE NOTES PURCHASE AGREEMENT OF JUNE 4, 1998

         This Agreement dated as of October 23, 1998 is by and between Officeland Inc., an Ontario corporation, with its principal place of business in Toronto, Ontario (the "Company"), those purchasers who have executed and who are identified in Exhibit A attached hereto and their respective affiliates (individually, a "Purchaser" and collectively, the "Purchasers"), International Capital Partners, Inc., a Connecticut corporation with its principal place of business in Stamford, Connecticut ("ICP") and Bassini, Playfair + Associates LLC, an Anguillan limited liability company with its principal place of business in New York, New York ("BP").

         The parties hereto are all of the parties to a Senior Subordinated Unsecured Convertible Notes Purchase Agreement made as of the 4th day of June, 1998 (the "Purchase Agreement") and have agreed to amend the Purchase Agreement as hereinafter set forth.

         In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

1.       Definitions

         1.1 Purchase Agreement Definitions All capitalized terms used in this Agreement shall, unless expressly otherwise defined in this Agreement, have the same meanings as given to them, respectively, in the Purchase Agreement. In some instances, definitions of certain terms, which have been defined in the Purchase Agreement, are repeated in this Agreement for ease of reference.

         1.2 Additional Definitions In this Agreement, the following terms shall have the following meanings, respectively:

         (a)      "Ardara" means Ardara Investment Inc.;

         (b) "Bassini Group" means, collectively, BP and all of the Purchasers other than Ardara;

         (c) "Continuing Investors" means Ardara and such other investors as may agree from time to time to purchase Convertible Securities under the Restructured Purchase Agreement;

         (d) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares;

         (e) "Special Stock" means, collectively, the Class A Stock and the Restructured Rights Stock;


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         (f)      "Restructured Purchase Agreement" means, collectively, one or more agreements of purchase and sale and any amendments thereto entered into or to be entered into among ICP, the Company and the Continuing Investors pursuant to which the Company will sell and issue Convertible Securities to the Continuing Investors for an aggregate purchase price not to exceed $5,000,000 and which provide for one or more closings, the last of which is no later than November 30, 1999;

         (g) "Restructured Rights Terms" means the purchase and conversion terms currently attaching to the Rights granted or to be granted by the Company under the Restructured Purchase Agreement, as more particularly set out in the term sheet attached as Exhibit A hereto;

         (h) "Restructured Rights Stock" means any special shares of any class (other than the Class A Stock) which may be authorized for issuance from time to time by the Company for the purposes of the Restructured Purchase Agreement;

         (i) "Rights" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities;

2.       Deeming Provisions

         2.1 Aggregate Purchase Price Deemed Reduced The Initial Aggregate Purchase Price shall be deemed to be the total principal amount of Senior Notes to be purchased by the Purchasers under the provisions of the Purchase Agreement. Any reference in the Purchase Agreement to an aggregate purchase price of $7,000,000 shall be deemed to refer to $2,000,000. All of the provisions in the Purchase Agreement relating to the Subsequent Aggregate Purchase Price and the Subsequent Closings, including without limitation the provisions of Sections 1.4(b), 1.7(b) and 2.2, shall be deemed to be deleted. Notwithstanding the foregoing, each of the parties hereto acknowledges and confirms that for all purposes under the Purchase Agreement and under the Senior Notes, the Performance Ratio was not less than 90%.

         2.2 Representations and Warranties All of the representations and warranties on the part of each of the parties to the Purchase Agreement shall be deemed to read as of the date of the Initial Closing only.

         2.3 Representative Notwithstanding the provisions of section 4.5 of the Purchase Agreement, all references in the Purchase Agreement and in this Agreement to the "Representative" shall be deemed to refer to ICP only. For greater certainty, the last sentence of section 4.5 of the Purchase Agreement is hereby deleted and the following substituted therefor: In that regard, the Representative shall be represented by: Ajit G. Hutheesing, on behalf of ICP, for so long as he is surviving; thereafter by Nicholas E. Sinacori, on behalf of ICP, for so long as he is surviving, and thereafter by a principal of ICP, or such other person, approved by the Company, which approval shall not be unreasonably withheld.


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3. Certain Covenants of the Company - Amendments to section 6 of the Purchase
Agreement

         3.1 Financial Statements - Amendments to Section 6.1 Section 6.1 of the Purchase Agreement is hereby amended by deleting therefrom every reference to "the Purchasers" and substituting therefor a reference to the Representative.

         3.2 Acquisition Committee - Amendments to Section 6.11 Section 6.11 of the Purchase Agreement is hereby amended by deleting therefrom every reference to "the Purchasers" and substituting therefor a reference to Ardara. The parties hereto acknowledge and accept the resignation of Robert Margolin as a member of the Acquisition Committee and as a director of the Company. Mr. Margolin shall be initially be replaced on the Acquisition Committee and on the Board of Directors by [o] on behalf of Ardara.

         3.3      Adjustment to Purchase Price - Amendments to Section 6.13

                  (a) Subsection 6.13(a)(i) is hereby amended by deleting the references to "Class A Stock" and substituting therefor the words Special Stock; and

                  (b) Subsection 6.13(d)(iii) is hereby amended by deleting the reference to "Class "A" Stock" and substituting therefor the words Special Stock.

         3.4 Anti-Dilution - Amendments to Section 6.14 Purchase Agreement, Warrants and Class A Special Share Provisions

                  (a) Subsection 6.14(c)(i)(1) is hereby amended, at the end of that subsection, by adding the words: and (C) any Rights granted by the Company pursuant to the Restructured Purchase Agreement, provided that the terms attaching to such Rights are not materially less favorable to the Company than the Restructured Rights Terms;

                  (b) Subsection 6.14(c)(i)(3) is hereby amended, at the end of that subsection, by adding the words: other than any Rights excluded from the definition of "Option" in Subsection 6.14(c)(i)(1);

                  (c) Subsection 6.14(c)(i)(4) is hereby amended, at the end of that subsection, by deleting the reference to Subsection 6.14(c)(i)(1)(A) and substituting therefor the reference: Subsection 6.14(c)(i)(1);


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                  (d)      Notwithstanding any provision to the contrary in the
                           Warrants or in the Class A Special Share Provisions (as defined in the Articles of Amendment of the Company filed June 4, 1998), Section 3.1 of the Warrants and Subsection 5.7(5) of the Class A Special Share Provisions shall be and are hereby deemed respectively amended in the same manner as set out in the foregoing provisions of this Section 3.4, mutatis mutandis, and each of the Purchasers hereby expressly authorizes and consents to the filing of articles of amendment of the Company to give effect to such amended Class A Special Share Provisions; and

                  (e) Each of the Purchasers hereby expressly approves the creation and issuance of the Restructured Rights Stock, notwithstanding any provision to the contrary in the Class A Special Share Provisions and any rights which might ultimately accrue to such Purchaser with respect to such creation and issuance as a holder of Class A Stock.

At the time of execution of this Agreement by the parties hereto, all Purchasers shall surrender the Senior Notes issued to them on the Initial Closing for the purposes of amending the endorsement which appears on the face page thereof to refer to the Purchase Agreement as amended by this Agreement, which Senior Notes, as amended, shall be forthwith returned to such Purchasers. All Warrants and share certificates representing Class A Stock to be issued upon conversion of the Senior Notes shall bear a legend to the effect that they are held subject to the terms of the Purchase Agreement as amended by this Agreement.

4.       Registration Rights

         4.1 Registrable Securities All references in Section 7.1 to "Class A Stock" are hereby deleted and the words Special Stock are hereby substituted therefor;

         4.2      Representative on behalf of holders All references in Sections
                  7.2 and 7.4 to "holders of at least 50% of the Registrable Securities" are hereby deleted and replaced with the words holders of at least 50% of the Restructured Rights Stock;

         4.3 Demand Registration The parties agree that where a written request from the Representative, as contemplated by Section 7.2(a) (as amended hereby), is made (the "Representative's Request"), the Bassini Group shall be entitled, by written notice to the Representative, delivered within 14 days following receipt of a copy of the Representative's Request, to have the Registrable Securities then held by the Bassini Group included in the Representative's Request;

         4.4 Piggyback Registration In Subsection 7.3(b)(4), the words "on behalf of the Purchasers" in the second and third lines are hereby deleted; and


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         4.5      Registration Procedures In Subsection 7.5(b), the reference to
                  "the Purchasers" in the first line and the reference to "the registering Purchasers" in the second last line are deleted and replaced with the words the Representative.

5.       Transfer of Rights

         5.1 Transfer of Rights The references in Section 8.1 to "Class A Stock" are hereby deleted and replaced, in each case, with the words Special Stock.

6.       Voting Trust Agreement

         6.1 Voting Trust Agreement Effective as of the date of this Agreement, the Bassini Group shall no longer be parties to the Voting Trust Agreement. At the time of execution of this Agreement by the parties hereto, the Bassini Group, on the one hand, and the remaining parties to the Voting Trust Agreement, on the other, shall exchange mutual releases, releasing one another from the provisions of the Voting Trust Agreement.

7.       Miscellaneous

         7.1 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall bind and enure to the benefit of the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

         7.2 Expenses. Each of the parties hereto shall bear its own legal and other expenses in connection with the preparation and review of this Agreement and the transactions contemplated by this Agreement.

         7.3 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered in the same manner as provided in the Purchase Agreement.

         7.4 No Conditions to Effectiveness; Entire Agreement. There are no conditions to the effectiveness of this Agreement. The Purchase Agreement, as amended by this Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

         7.5 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom such amendment or waiver is to be enforced. No waivers of or exceptions to any term, condition or provision of this Agreement,


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in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, condition or provision.

         7.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.7 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Ontario.

         7.8 Currency. All dollar amounts referred to or contemplated herein shall be in American funds.

         7.9 Exhibits The following exhibits are attached to and form a substantive part of this Agreement

         Exhibit A         -        Purchasers
         Exhibit B         -        Rights Term Sheet

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument as of the date first above written.

Bassini, Playfair + Associates LLC                   Officeland Inc.

By:      /s/ Robert Margolin                By:      /s/ Marvyn Budd
       -------------------------                   -----------------------------
Name:         Robert Margolin               Name:         Marvyn Budd
       -------------------------                   -----------------------------
Title:        Principal                     Title:        President
       -------------------------                   -----------------------------

                                            International Capital Partners, Inc.

                                            By:      /s/ Ajit Hutheesing
                                                   -----------------------------
                                            Name:         Ajit Hutheesing
                                                   -----------------------------
                                            Title:        Chairman
                                                   -----------------------------



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